                   STATE STREET RESEARCH & MANAGEMENT COMPANY

                                 CODE OF ETHICS

                            Revised February 4, 2004

         This Code of Ethics establishes rules of conduct that govern the personal investment activities of (A) employees, officers and directors or trustees of (i) State Street Research & Management Company and its subsidiaries
(collectively, "State Street Research" or the "Company"), (ii) MetLife Group,
Inc. ("MetLife Group") to the extent such employees, officers and directors reside in Boston and are primarily engaged in supporting State Street Research, and (iii) registered investment companies (other than money market funds) for which the Company is the primary investment adviser ("Funds") and (B)
consultants and other persons who are identified by the Compliance Department as having meaningful access to State Street Research investment information.

1.       GENERAL PROVISIONS.

         1.1. Purpose Statement. In pursuing its mission of being a premier investment management organization, State Street Research has earned a reputation for the highest integrity. An important contributor to this reputation is our philosophy of always placing the interests of our clients first. This Code contains standards which are intended to provide us with a high level of confidence that our personal investment activities are consistent with our clients' interests and do not interfere with our mission.

         1.2. Overriding Principles. Every Access Person who engages in Personal
Transactions must: (i) consider the interests of the Company's clients before initiating a Personal Transaction, and place the clients' interests first, particularly in the case of any security that might provide a suitable and beneficial opportunity for any client; (ii) not use his or her position with the
Company to influence a broker, dealer or underwriter to effect a Personal
Transaction for the benefit of the Access Person; and (iii) conduct all Personal
Transactions in accordance with the provisions of this Code and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.

2.       APPLICABILITY AND DEFINITIONS. The following definitions describe the persons, securities, accounts and transactions to which this Code applies:

         2.1. "Associate" means any person in the employment of the Company.

         2.2. "Access Person " means any director or officer of State Street
Research or any associate of State Street Research or MetLife Group who, in connection with his or her regular functions or duties, participates in the selection of a client's portfolio securities or has access to information regarding a fund's future purchases or sales of portfolio securities on behalf of any clients.

         2.3. "Investment Person" means any Access Person directly involved in the investment process of the Company, including portfolio managers, security analysts, research associates and trading personnel.

         2.4. "Portfolio Manager" means any Access Person responsible for the overall investment management of a client's portfolio and any Access Person assisting directly in such management, and also includes any member of the
Company's Management Committee.

         2.5. "Security" means any stock, bond, debenture, note, convertible security, or any put, call, straddle, warrant, right or option with respect to a security, or any future or other investment contract or derivative, or, in general, any interest or investment commonly known as a security, including any mutual fund advised by State Street Research ("SSR Advised Funds") but does not include securities which are direct obligations of the Government of the United
States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), or shares of registered open-end investment companies not advised by State Street
Research

         2.6. "Personal Account" means (a) any Securities account in which an
Access Person has "beneficial ownership" (as described in Exhibit A), including certain accounts of family members and other related accounts, or (b) any account over which the Access Person (or any member of the Access Person's immediate family sharing the same household, except as exempted under Section
6.2) has direct or indirect influence or control with respect to the purchase or sale of individual Securities. See Exhibit A for a fuller explanation and examples of situations involving beneficial ownership. Unless otherwise specified, the provisions of this Code applicable to transactions by Access
Persons are applicable to transactions in their Personal Accounts.

         2.7. "Personal Transaction" means any transaction with respect to a
Security for any Personal Account, including without limitation purchases and sales, entering into or closing out futures or other derivatives, and exercising warrants, rights or options but not including the acceptance of tender offers.

3.       PROHIBITIONS.

         3.1. Restrictions Applicable to all Associates. An Associate should not engage in excessive trading or market timing activities with respect to any SSR
Advised Fund. When placing trades in any SSR Advised Fund, whether the trade is placed directly in the Associate's direct personal account, 401(k) account, deferred compensation account, account held with an intermediary or any other account, an Associate must comply with the rules set forth in the SSR Advised
Fund's prospectus and SAI regarding the frequency of trades.

         3.2. Restrictions Applicable to all Access Persons. An Access Person
should not place an order to enter into a Personal Transaction during any of the following times:

              (a)  When the Access Person knows, or has reason to believe, that the Security may in the near future be recommended for action or acted upon by the Company for any client account; or

              (b)  For a period of ten (10) business days after a Security has been recommended for action by the Company for any client
                   account, including any rating change, even though no action has been taken for the Company's clients with respect to the
                   Security during that period; or

              (c)  When the Security is on order for purchase or sale for a client's account, or has been on order at any time during the five (5) preceding trading days (either as a completed order, an uncompleted order or an order on hold); or

              (d)  When the Access Person knows, or has reason to believe, that an affiliate is purchasing, selling or actively negotiating with respect to a particular Security or other investment in an issuer of Securities.

         3.3. Restrictions Applicable Only to Investment Persons. In addition to the restrictions applicable to all Access Persons, an Investment Person may not:

              (a)  Purchase a Security in an initial public offering; or

              (b)  Acquire a Security in a private placement unless advance written approval is obtained from the Chief Executive Officer or the Chief Investment Officer of the Equity or Fixed Income
                   Department, as appropriate. In the event that the Investment
                   Person plays a part in any subsequent consideration of the
                   Security for investment for a client account, he or she must disclose the holding to the Chief Executive Officer or the appropriate Chief Investment Officer, and any decision to
                   make the investment for a client account will be subject to an independent review and approval by senior investment
                   personnel with no personal interest in the issuer or its
                   Securities; or

              (c)  Realize a profit from any transaction involving the purchase and sale, or sale and purchase, of the same (or equivalent)
                   Securities within a period of sixty (60) calendar days. For purposes of this rule, transactions will be reviewed on a
                   first-in-first-out basis.

              (d)  Participate in an investment club.

         3.4. Restrictions Applicable Only to Portfolio Managers. In addition to the restrictions applicable to all Access Persons and Investment Persons, a
Portfolio Manager may not purchase

or sell a Security within a period of seven (7) calendar days before or after a client account managed by the Portfolio Manager trades in that Security.

         3.5  Special Provisions for Options and Futures.

              (a)  The general principle governing transactions in options, futures and other derivatives is that they are treated as
                   transactions in the underlying Security for all purposes of this Code.

              (b)  Purchased options must comply with the Code both at the time of initial purchase and at the time of exercise. However, if an Access Person buys a call or put option at a time when the purchase is not restricted by Section 3.1, the option may be exercised automatically at expiration by the relevant
                   exchange or clearing corporation without violating that
                   provision.

              (c)  Written options must comply with this Code at the time of the transaction. Exercise by a counterparty, however, is not a voluntary transaction by an Access Person and is not governed by Section 3.1.

              (d)  In the case of a purchased call or a written put, the
                   Security received upon exercise (whether voluntary or
                   automatic) is subject to the 60-day period in Section 3.2 (c)
                   measured from the time of purchasing the call or writing the put. As a result, if such an option is exercised within the
                   60-day period, the Investment Person cannot sell the Security at a gain until expiration of the 60-day period from the time of the original option transaction. In these circumstances, the Investment Person must be prepared to pay for the
                   Security, accept delivery and bear the risk of holding the
                   Security until expiration of the period.

              (e)  An Access Person may not write an uncovered call or sell an uncovered future. An Investment Person may not write a
                   covered call option unless the underlying Security has been held for 60 days. Where an Investment Person purchases a put option and owns the underlying Security, the put option may not expire or be exercised within 60 days after purchase of the underlying Security. Where an Investment Person purchases a put option without owning the underlying Security, the
                   option cannot be exercised and can only be closed through a sale more than 60 days after the purchase.

                  Futures and other derivatives will be treated consistently with the provisions applicable to options.

         3.6. Receipt of Gifts. Except for an occasional meal or ticket to a sporting event or the theater, or comparable entertainment which is not so frequent or extensive as to raise questions of propriety, or except with the approval of the Company's Chief Executive Officer, an Associate must not accept cash or non-cash gifts from any person or entity which directly or indirectly does business with or performs services for the Company or any client, which exceed

the dollar limit imposed by the NASD from time to time under Conduct Rule
2830(1)(5)(A) or any successor rule ($100 as of February 1999), or such other level as established from time to time by the Compliance Committee.

         3.7. Service as a Director. An Investment Person may not serve on the board of directors, or similar governing body, of an organization the shares of which are publicly traded, except with the approval of State Street Research's
Chief Executive Officer and other applicable approvals.

         3.8. Promotion of Personal Investments. Associates are free to refer investment opportunities to other Associates for their personal consideration.
However, Associates should not engage in the active promotion of Securities to other Associates and should not receive any payment or other benefit for the sale of a Security to another associate.

         3.9. Conflicts of Interest. Associates should not engage in activities that could create a conflict of interest or the appearance of a conflict of interest between the interests of the Company's clients and the interests of the
Company or its Associates. For example, no Associate should condition the
Company's purchase or continued holding of any Security for its clients on whether the issuer of that Security becomes or remains a client of the Company.

4.       PRE-CLEARANCE.

         Any Access Person who plans to place an order to enter into a Personal
Transaction for an equity Security or for an option on an equity Security must first pre-clear the transaction through the State Street Research Employee
Preclearance System or by contacting the Compliance Department. Purchases of fixed income Securities must be precleared by calling the Compliance Department.

         Generally, a pre-clearance is effective only for the business day on which it is obtained. A clearance for an open order (such as a limit order or
"good until cancelled" order) is effective until the transaction is completed, except that any change in the terms of the order will require a new pre-clearance.

5.       DISCLOSURE AND REPORTING.

         5.1. List of Holdings. Each Access Person shall provide a list of all of his or her personal Securities holdings to the Compliance Department within
10 days of commencement of his or her employment or within 10 days of becoming an Access Person, and will also provide an updated list on an annual basis at the time designated by the Compliance Department

         5.2. Confirmations and Statements. Each Access Person who engages in
Personal Transactions shall instruct his or her broker(s) or dealer(s) to deliver duplicate copies of any confirmation of a transaction, and duplicate copies of all periodic statements with respect to his or her Personal
Account(s), to the Company, P.O. Box 2794, Boston, MA 02208-2794. (See Exhibit B
for a sample letter to a broker or dealer.

         5.3. Quarterly Certifications. Each quarter, all Access Persons are required to certify that the information, regarding personal transactions and brokerage accounts, in the personal trading system is complete and accurate.

              (a) Each Access Person shall report on a quarterly basis any
Personal Transactions in his or her Personal Account(s), except for transactions in Securities which are excluded from the term "Security" for purposes of this
Code under Section 2.5. This quarterly reporting of personal trade activity will be completed automatically through the State Street Research Employee
Preclearance System within ten (10) calendar days following the quarter in which the transactions occur. Whether or not the Access Person has traded during the quarter, he or she must log onto the pre-clearance system and certify that the information there is correct.

          With respect to any personal Security transaction during the quarter, the following information is required to be reported:
              (1)  The title and number of shares (or principal amount) of the
                   Security;
              (2)  The date and nature of the transaction (purchase or sale or other);
              (3)  The transaction price;
              (4)  The name of the broker (or bank or dealer); and
              (5)  Such additional information as may be requested on the reporting form.

              (b) Each Access Person shall also confirm on a quarterly basis that all brokerage account information for all personal trading accounts is complete and correct. This confirmation will also be completed automatically through the SSRM Employee Preclearance System within ten (10) calendar days following the end of the quarter. This confirmation must include any accounts through which an Access Person has beneficial Ownership of shares of any SSR
Advised Funds, other than direct accounts through SSRIS in the Access Person's own name, the Access Person's 401(k) account or the Access Person's deferred compensation account.

              (c) With respect to any new account established by the Access
Person in which any Securities were held during the quarter, the following information is required to be reported:

              (1)  The name of the broker (or bank or dealer) with whom the account was established; and
              (2)  The date the account was established.

         5.4. Certification of Compliance. Each Access Person shall be required to certify annually that he or she:

         (a)  Has read and understands this Code and is subject thereto;

         (b)  Has complied with the requirements of the Code; and

         (c)  Has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code, and

         (d)  As a portfolio manager, has considered each personal transaction in which he or she engaged in order to determine whether that transaction or a similar transaction would be suitable for any client account he or she manages; or as an investment analyst, has considered whether each Security in which he or she transacted and which is within his or her area of coverage should be presented to the firm for consideration for purchase or sale in client
              accounts.

6.       EXEMPTIONS.

         6.1. Transactional Exemptions. The prohibitions and restrictions in
Section 3 and the pre-clearance requirements in Section 4 shall not apply (but the reporting requirements in Section 5 shall continue to apply) to:

         (a)  Transactions by investment clubs in which non-Investment Persons are participants;

         (b)  Purchases or sales of Securities which are not voluntary;

         (c)  Purchases which are part of an automatic dividend reinvestment plan;

         (d)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities;

         (e)  Transactions in derivatives tied to the performance of a broad-based index, and transactions in SPDR's and shares of other
              UIT's or vehicles the performance of which is designed to track closely the performance of a broad- based index;

         (f)  Transactions in currencies and related options, futures contracts and forward contracts; and

         (g)  Transactions in other Securities determined by the Compliance
              Committee to present a similarly low potential for impropriety or the appearance of impropriety.

         6.2. Complete Exemption. The prohibitions and restrictions in Section
3, the pre-clearance requirements in Section 4 and the reporting requirements in
Section 5 shall not apply to:

         (a)  Any transaction in an instrument that is not included in the definition of "Security" contained in Section 2.5.

         (b)  Transactions effected for any account which is a Personal Account solely because it is directly or indirectly influenced or
              controlled by an Access Person's immediate family member sharing the same household, so long as neither the Access Person nor the family member has any beneficial ownership of Securities in the
              Account and so long as the Access Person agrees in writing not to discuss with the family member any specific investment ideas or transactions arising in the course of the Access Person's
              employment with the Company.

         (c)  Transactions effected for any account over which neither the
              Access Person nor any immediate family member sharing the same household has any direct or indirect influence or control;
              provided that in the case of an account exempted because it is under the discretionary management of another person (including an interest in a hedge fund or investment partnership or enterprise but not including an interest in a trust that is not revocable by the Access Person or an immediate family member sharing the same household), the Access Person must enter into a letter agreement with that person in substantially the form of Exhibit C at the later of the time the account is opened or the Access Person joins the Company, and on an annual basis thereafter, and the Access
              Person must provide an annual inventory of the Securities in such account.

         6.3 SSR Advised Funds Exemption. The pre-clearance requirements in
Section 4 and the prohibitions of Section 3, other than Section 3.1, shall not apply but the reporting requirements in Section 5 shall continue to apply to trades in SSR Advised Funds.

         6.4. Large Cap Stock Exemption. The prohibitions of Section 3.1 and
Section 3.3 shall not apply (but the prohibitions in Section 3.2 (Restrictions
Applicable Only to Investment Persons), the pre-clearance requirements in
Section 4 and the reporting requirements in Section 5 shall continue to apply)
to equity Securities with a market capitalization of $5 billion or greater at the time of the pre-clearance request.

7.       COMPLIANCE COMMITTEE.

         The Chief Executive Officer of the Company will from time to time appoint the members of the Company's Compliance Committee, which is charged with the duties and responsibilities of administering the Code, ensuring compliance with the Code, and recommending sanctions for violations of the Code. The
Compliance Committee may amend the Code, interpret its provisions, make decisions with respect to the classes of Access Persons covered by provisions of the Code, and grant waivers and establish exceptions, including waivers and exceptions for particular Securities or transactions and other situations it deems to require special treatment. The Committee may appoint one or more of its members to fulfill its duties between meetings, subject to ratification by the
Committee at its next regular meeting. The Committee has appointed the Director of Compliance as the person responsible for monitoring compliance with the Code of Ethics, including the review of the quarterly transaction reports and the annual holdings reports.

8.       SANCTIONS.

         Upon the occurrence of any violation of this Code, the Company acting through its Compliance Committee may impose such sanctions as it deems appropriate, including disgorgement of any profit or other financial sanction, a warning, probation, suspension or termination of employment.

9.       REPORTS TO TRUSTEES/DIRECTORS OF INVESTMENT COMPANIES UNDER MANAGEMENT.

         A report shall be prepared annually for submission to the Board of
Trustees or Directors of each investment company under the management of the
Company. The report will:

                (a) Identify all material violations of the Code or any related procedures, and any sanctions imposed with respect thereto;

                (b) Certify that State Street Research has adopted procedures reasonably necessary to prevent violations of the Code.

10.      PROVISIONS APPLICABLE TO MUTUAL FUND TRUSTEES

         10.1. General Provision. An independent trustee of an investment company for which the Company is the primary adviser should not purchase or sell a Security in an account in which he or she may be deemed to have a direct or indirect beneficial interest, as defined in Exhibit A hereto, when he or she knows, or in the ordinary course of his or her duties should know, that such
Security is under consideration for purchase or sale, or being purchased or sold, by the investment company. In addition, an independent trustee must report to the investment company any transactions in a Security where the trustee knew, or in the ordinary course of fulfilling his or her official duties should have known, that during the 15 day period immediately preceding or after the date of the transaction, the investment company was buying or selling, or considering buying or selling, that Security.

         Independent trustees should not engage in excessive trading or market timing activities with respect to any mutual fund for which State Street
Research is the primary adviser. In addition, when transacting in any mutual fund for which State Street Research is the primary adviser, an independent trustee should abide by the language in the prospectus and SAI regarding the frequency of trading.

         10.2. Portfolio Reports. In connection with their duties, independent trustees of an investment company are provided, prior to a trustees' meeting, with schedules of Securities transactions effected by such investment company during a specific period (generally a calendar quarter) ended more than 15 days prior to delivery of the schedules. Consequently, an independent trustee in the ordinary course of fulfilling his or her duties shall be deemed to have no duty, and would have no reason, to know of, or inquire about, a transaction in a
Security by the investment company during a 15 day period immediately preceding or after the trustee's transaction in that Security. In the event an independent trustee does become aware of such a transaction, the independent trustee shall file a report under this Code containing the information described in Section
5.3.

         10.3. Exempted Transactions. Transactions by independent trustees which do not fall within the above restrictions and reporting requirements are transactions in Securities which are direct obligations of the Government of the
United States, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies for which State Street
Research is not the primary adviser and transactions as to which the trustee had no investment discretion.

                                                                       EXHIBIT A

                              BENEFICIAL OWNERSHIP

         "Beneficial ownership" is an important concept in determining which personal Securities accounts are covered by the Code. Beneficial ownership exists when you have a "pecuniary interest" in Securities.

         More specifically, beneficial ownership of Securities in an account means directly or indirectly having or sharing a direct or indirect pecuniary interest in the Securities, whether through any contract, arrangement, understanding, relationship or otherwise. A "pecuniary interest", in turn, means the opportunity, directly or indirectly, to profit, or share in any profit derived, from the transactions in question.

         The pecuniary interest standard looks beyond the record owner of
Securities. As a result, the definition of beneficial ownership is extremely broad and encompasses many situations which might not ordinarily be thought to confer ownership of Securities.

         Set forth below are some examples of how beneficial ownership may arise in different contexts:

         FAMILY HOLDINGS. Securities held by members of your immediate family sharing the same household are presumed to be beneficially owned by you. Your
"immediate family" includes any child, step-child, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The definition also includes adoptive relationships. You may also be deemed to be the beneficial owner of
Securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

         PARTNERSHIP AND CORPORATE HOLDINGS. A general partner of a general or limited partnership will generally be deemed to beneficially own Securities held by the partnership. A limited partner or a stockholder will generally not be deemed to beneficially own Securities held by a limited partnership or corporation, respectively, provided he or she does not own a controlling voting interest in the entity, he or she does not have or share investment control over the entity's portfolio, and the entity is not an "alter ego" or "personal holding company". However, see Section 6.2(c) of the Code.

         DERIVATIVES. A person having the right to acquire Securities through the exercise or conversion of any derivative Security, whether or not presently exercisable, has beneficial ownership of the underlying Securities. For this purpose the term "derivative Security" means any option, future, warrant, convertible Security, stock appreciation right, or similar right with an

                                      A-1

exercise or conversion privilege at a price related to a Security, or similar
Security with a value derived from the value of a Security.

         TRUST HOLDINGS. In general, a person's interest in a trust will amount to an indirect pecuniary interest in the Securities held by that trust.
Therefore, among other examples, a beneficiary of a trust will generally be deemed the beneficial owner of Securities held by the trust. However, the following persons will generally not be deemed beneficial owners of the
Securities held by a trust:

         (a)  Trustees, unless the trustee has a pecuniary interest in any holding or transaction of the trust, or unless the trustee has any direct or indirect influence or control with respect to the purchase or sale of individual Securities. A trustee will be deemed to have a pecuniary interest in the trust's holdings if at least one beneficiary of the trust is a member of the trustee's immediate family;

         (b)  Settlors, unless a settlor reserves the right to revoke the trust without the consent of another person.

         SECURITIES NOT BENEFICIALLY OWNED. You are not deemed to have beneficial ownership of:

         (a)  Portfolio Securities held by an investment company registered under the Investment Company Act of 1940;

         (b)  Securities of which you are a pledgee with the right to sell the pledged Security, provided that you will have beneficial ownership upon any foreclosure or exercise of the right of sale;

         (c)  Rights you may have which are the same as all holders of a class of Securities of any issuer to receive Securities pro rata, or obligations to dispose of Securities as a result of a merger, exchange offer, or consolidation involving the issuer of the
              Securities;

         (d)  An interest in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal government authority, nor in an interest in any underlying Securities of these instruments. A broad-based index is one that provides investors with a performance indicator of the overall applicable stock or bond market (or market segment) as appropriate. An index would not be considered to be broad-based if it is composed of
              Securities of firms in a particular industry or group of related industries;

         (e)  A Security that may be redeemed or exercised only for cash and does not permit the receipt of equity Securities in lieu of cash, if the Security either:

              (i) is awarded pursuant to an employee benefit plan satisfying the provisions of 240.16b-3(c); or

                                      A-2

              (ii) may be redeemed or exercised only upon a fixed date or dates at least six months after award, or upon death, retirement, disability or termination of employment; or

          (f) An interest or right to participate in employee benefit plans of the issuer.

                                      A-3

                                                                       EXHIBIT B

                            (SAMPLE LETTER TO BROKER)

                                                    (Date)

(Name and Address of Broker)

Dear        :

         In connection with my brokerage account (Account No. ________) at your firm, please be advised that State Street Research & Management Company should be designated an "interested party" with respect to my account and should, therefore, be sent copies of all trade confirmations and account statements relating to my account. Please send the information to:
                           State Street Research & Management Company
                           John W. McCormick Post Office
                           P. O. Box 2794
                           Boston, MA 02208-2794

         Any questions should be submitted to our Director of Compliance, (617)
357-1398.

         Thank you for your attention to this matter.

                                                        Sincerely,

                                                        (SSRM Access Person)

                                      B-1

                                                                       EXHIBIT C

                                                              _________ __, 2000

[Name of Investment Adviser]
[Address of Investment Adviser]

Dear Mr. _______________:

         As you know, I am an employee of State Street Research & Management
Company ("SSRM"), and I therefore need to comply with SSRM's Code of Ethics with respect to all accounts in which I have a beneficial interest, including the
[identify specific account]. Accordingly, I would like to confirm with you, as investment adviser for such account, the manner in which the assets of the account are to be invested and the degree of communication which you and I will have with respect to the account.

         Please note that I must not be consulted about, or have any input into or knowledge of, the transactions placed by you, as an investment adviser for the account, in any individual Securities prior to the execution of such transactions. I am permitted, consistent with SSRM's Codes of Ethics, to discuss with you broad policy matters, such as: overall defensive or aggressive postures, asset allocation by broad categories, tax matters such as tolerance for gains and losses, and cash disbursement requirements for taxes or otherwise.

         Please sign in the space indicated below acknowledging your agreement with this arrangement and return it to me.

         Thank you very much for your assistance.

                                                              Sincerely,

                                                                [SSRM employee]

                                      C-1

The foregoing is accepted and agreed to:

[Name of Investment Adviser]

By:________________________
Name:
Title:

Dated: _____________ __, 2000

cc:      Director of Compliance
         State Street Research
           & Management Company

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                                      C-2